UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 4, 2021
Affirm Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-39888	84-2224323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 California Street
San Francisco, California	94108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 984-0490
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Class A common stock, $0.00001 par value	AFRM	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 4, 2021, the Compensation Committee of the Board of Directors of Affirm Holdings, Inc. (the “Company”) approved the terms of a cash incentive plan (the “Fiscal 2021 Cash Incentive Plan”) for its senior executives who do not participate in a Company sales incentive plan, including its principal financial officer and its named executive officers (other than its principal executive officer, who does not participate in the Fiscal 2021 Cash Incentive Plan). The Fiscal 2021 Cash Incentive Plan provides such individuals with the opportunity to earn cash incentive plan awards based upon the achievement of Company performance goals during the second half of the Company’s 2021 fiscal year, which began on January 1, 2021 and ends on June 30, 2021 (the “Performance Period”).

Under the Fiscal 2021 Cash Incentive Plan, incentive plan target percentages were established by the Company and approved by the Compensation Committee for each eligible senior executive. For the Company's principal financial officer and its participating named executive officers, those target percentages are as follows: Michael Linford: 75%; Sharda Caro del Castillo: 60%; and Libor Michalek: 75%. The target incentive plan award for each senior executive is determined by multiplying the senior executive’s target percentage by the total amount of his or her base pay received during the Performance Period.

The Compensation Committee approved Company funding metrics for the Fiscal 2021 Cash Incentive Plan and assigned a percentage weighting to the achievement of each as follows: (i) total revenue (20%), (ii) adjusted operating income (loss) (20%), and (iii) a network size scorecard metric (60%) that takes into account the Company’s qualitative and quantitative performance in growing and expanding its consumer and merchant network, in part as evidenced by its overall growth in active users, gross merchandise value, and total revenue less transaction costs, during the Performance Period. The Compensation Committee established threshold, target and stretch multipliers for each of these funding metrics, which, if achieved based on actual performance (against previously established targets, for total revenue and adjusted operating income (loss), and qualitatively for the network size scorecard metric), will provide a bonus multiplier that can range from 90%, if the minimum, or threshold, level of performance is achieved, to 116.7%, if the Company meets or exceeds the maximum, or stretch, performance. Each of the three Company funding metrics must be achieved at or above the 90% level for any funding of the Fiscal 2021 Cash Incentive Plan to occur and any incentive plan awards to be made.

The Fiscal 2021 Cash Incentive Plan also includes an accelerator applicable to Silvija Martincevic, the Company’s Chief Commercial Officer, pursuant to which Ms. Martincevic will receive, in addition to any incentive plan awards to which she otherwise may be entitled under the Fiscal 2021 Cash Incentive Plan, an additional incentive plan award of $150,000 if the Company’s combined merchant network revenue and virtual card network revenue recognized during the Performance Period exceeds an established target.

Incentive plan awards earned under the Fiscal 2021 Cash Incentive Plan will be paid in cash within two and one half months following the end of the Performance Period and after the Compensation Committee has determined and certified the level of performance achieved and the incentive plan awards earned. No payout under the Fiscal 2021 Cash Incentive Plan shall be intended to be deferred compensation under section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted accordingly.

The foregoing summary of the terms of the Fiscal 2021 Cash Incentive Plan does not purport to be complete and is qualified in its entirety by the terms of the Fiscal 2021 Cash Incentive Plan, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2021.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRM HOLDINGS, INC.

By:	/s/ Michael Linford
Name: Michael Linford
Title: Chief Financial Officer

Date: March 10, 2021
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